Exhibit 10.27
Midwest Banc Holdings, Inc. Severance Policy
(As Amended and Restated June 24, 2008)
Purpose:
Midwest Banc Holdings, Inc. (“MBHI”) establishes in this Policy its guidelines for the payment of severance in the event of employment separation or discharge due to reasons other than cause or resignation. This Policy applies to the full-time employees of MBHI and its subsidiaries.
Appointment and Authority of Administrator:
The Administrator and named fiduciary of this Policy is MBHI, which shall carry out its duties through the President of MBHI, except that if the Policy ever applies to the President then the Board of Directors or its delegate is responsible for carrying out the duties as Administrator of the Policy. The Administrator is authorized to decide in its discretion all questions arising under this Policy, including those as to eligibility for and amounts of benefits payable under this Policy. For example, the Administrator will decide in its discretion whether an employee has voluntarily resigned or has been terminated for cause.
Benefits will be paid under this Policy only if the Administrator decides in its discretion that the applicant is entitled to them.
Limitations on Benefits:
No benefits are payable under this Policy in the event the employee voluntarily resigns or is terminated for cause. Further, a period of unemployment is required for benefits to be paid under this Policy. Accordingly, no benefits are payable under this Policy to an employee if, by way of example and not of limitation, (1) MBHI sells a business unit or part of a business unit and the buyer hires the employee upon the sale, or (2) MBHI sells a subsidiary and the employee does not lose his or her job upon the sale. In addition, an employee covered by a Transitional Employment Agreement which becomes effective following a change-in-control will not be eligible to receive severance payments.
Severance Benefits:
Eligible employees who have been discharged for reasons other than cause or resignation and who experience a period of unemployment shall be entitled to benefits under this Policy as follows, subject to the terms, conditions, and limitations set forth in this Policy:
     (1) Senior Vice Presidents and higher will be entitled to receive six (6) months of base salary or one week for every full year of service, whichever is greater.
     (2) All other employees will be entitled to receive twelve (12) weeks of base salary or one week for every full year of service, whichever is greater.

How and When Severance Benefits Will be Paid:
The schedule for the payment of the severance benefits will be the same schedule as the schedule under which the employee’s employer (MBHI or one of its subsidiaries) normally pays employees for services performed during a payroll period. The length of the schedule shall correspond to the length of time used to calculate the severance benefit. Each separate payment shall be equal to the total severance benefits divided by the number of pay dates occurring during the length of time used to calculate the severance benefits. The Schedule for the time and the form of payment are fixed as provided herein and may not be modified by the employee of MBHI without compliance with Section 409A of the Internal Revenue Code.
Release of Employment-Related Claims:
To the fullest extent allowed by law, it is a condition of entitlement to receipt of severance benefits under this Policy that a discharged employee release in writing any and all employment-related claims that the employee may have against MBHI or any of its subsidiaries or employees, including claims for discrimination. The President or his or her delegate is authorized to specify the form of any such release and to negotiate the terms of such release with each discharged employee.
Non-Solicitation of Customers and Employees:
It is a condition of entitlement to receipt of severance benefits under this Policy that each discharged officer agree in writing not to solicit the customers or employees of MBHI or any of its subsidiaries for the duration of the severance payments. The President or his or her delegate is authorized to specify the form of any such written nonsolicitation agreement and to negotiate the terms of such agreement with each discharged officer.
Claims Procedures:
It is the duty of the Administrator to adopt reasonable claims and review procedures to decide claims and requests for reviews of benefit denials under this Policy.
Amendment and Termination:
MBHI reserves the right to amend or terminate this Policy at any time, with or without retroactive effect to the fullest extent allowed by law. Amendments will be recommended by the compensation committee and by the Board of Directors or the officer or officers delegated by the Board with the authority to make amendments to this Policy; provided, however, that such officers shall not be permitted to make amendments which affect Senior Vice Presidents and above.
Effective Date:
This amended and restated Policy is effective the date it is adopted by the Board of Directors, which is June 28, 2005.

Adoption of Amended and Restated Policy:
To evidence the adoption of this amended and restated Policy by MBHI, the President of MBHI has been authorized to sign this Policy on June 24, 2008.

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